Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE: July 28, 2011

INVESTOR CONTACT: James Dietz

PetroAlgae Inc.

Phone: (321) 409-7488

Email: mailto:dszostak@petroalgae.com

MEDIA CONTACT: Harold Gubnitsky

Phone: 321-409-7406

Email: hgubnitsky@petroalgae.com

PETER SHERLOCK JOINS PETROALGAE AS CHIEF OPERATING

OFFICER/JAMES DIETZ APPOINTED CHIEF FINANCIAL

OFFICER

MELBOURNE, FL — July 28, 2011—PetroAlgae Inc. (OTCPK: PALG), a leading renewable energy and food company that licenses its commercial micro-crop technology globally, today announced two new senior management appointments. Peter Sherlock has joined the company as Chief Operating Officer and James Dietz, who had been serving as Vice President of Finance and Accounting, has been appointed Chief Financial Officer. Mr. Dietz replaces David Szostak, who will continue to play an active role working with the company’s capital market strategies.

Mr. Sherlock has more than 30 years of national and international industry experience in small and large organizations spanning a wide range of senior positions in development, operations and business management. He was most recently Vice President and Chief Technology Officer at AuthenTec, Inc., where he served for 11 years, helping guide the company from a small startup through a successful IPO and subsequent growth as a publicly traded company. Prior to AuthenTec, Mr. Sherlock established and directed the Raleigh (NC) Design Center for Integrated Device Technologies (IDT, California) where he led his team in the development of highly complex products including massively parallel processing, 2D and 3D graphics acceleration, DVD playback, HDTV MPEG decode and video acceleration. Before that, he served at IVEX Corporation and Ferranti Computer Systems Limited where he directed numerous projects from concept to successful market adoption. Mr. Sherlock holds a First Class BSc in Electrical Engineering from the University of Salford, UK.

Mr. Dietz, who joined PetroAlgae in May of 2010 as Vice President of Finance and Accounting, will be responsible for the oversight of all financial, accounting, information technology and legal matters in his new role as CFO. Prior to joining PetroAlgae, Mr. Dietz was Chief Financial Officer of U.S. Capital Holdings, LLC, a Chinese-sponsored private equity investor and real estate developer. Mr. Dietz was previously CFO of a variety of public and private companies. From 1998 through 2007, he was Executive Vice President and CFO of WCI Communities, Inc., a diversified builder/developer that he took public in 2002. He also serves as an independent member of the board of directors of Global Income Trust, Inc. (formerly known as MacQuarie CNL Global Income Trust, Inc.), a non-traded real estate investment trust or REIT. Mr. Dietz began his career with the public accounting firm of Arthur Andersen and holds a BA in accounting and economics from the University of South Florida.

“I am excited about both of these senior management appointments,” said Tony Tiarks, CEO of PetroAlgae. “Peter brings an outstanding record of successfully and rapidly guiding new technologies and solutions to the market, and aligning them with critical market needs, while Jim has the broad financial and administrative experience we need as the company moves into its next phase. I welcome them to the senior management team and look forward to working with them to help the company achieve its substantial promise in the commercial marketplace.”

About PetroAlgae

PetroAlgae Inc. (OTCPK: PALG), based in Melbourne, Florida, is a renewable energy and food company that licenses and deploys the leading biomass production platform to address existing and growing unmet needs in the global energy and agriculture markets. The company’s technology enables the growing and harvesting of a wide variety of non-algae micro-crops suitable to local climates in open-pond bioreactors. For more information about PetroAlgae, please visit our website at http://www.petroalgae.com/.

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